Exhibit 99.1

Important Notice Concerning Limitations on Trading in Equity Securities of
SCANA Corporation

To:                   Directors and Executive Officers of SCANA Corporation

From:               SCANA Corporation

Date:                 February 11, 2008

As you may know, the SCANA Corporation Stock Purchase-Savings Plan (the “Plan”) is migrating to a new recordkeeping system at Merrill Lynch.  While the migration is taking place, eligible employees will be temporarily unable to enroll in the Plan and participants in the Plan will be temporarily unable to change their contribution rates, direct or diversify investments in their individual accounts (including accounts that hold SCANA common stock), or obtain loans or distributions from the Plan.  This period, during which Plan participants will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”  The blackout period will also apply to the SCANA Corporation Executive Deferred Compensation Plan to the extent that the same or similar rights normally are available under that plan.

Under the Sarbanes-Oxley Act of 2002, SCANA’s directors and executive officers will generally be prohibited from engaging in transactions involving SCANA’s equity securities (including options and other derivatives based on SCANA common stock) during the blackout period.

The blackout period will begin at 2 p.m. Eastern Time on March 13, 2008 and end at 8 a.m. Eastern Time on March 19, 2008.

Generally, during the blackout period, directors and executive officers are prohibited from directly or indirectly purchasing, selling, or otherwise transferring any SCANA equity security acquired in connection with services performed as a director or executive officer.  This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock unit grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between a director or executive officer and SCANA, and as director qualifying shares.

Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered.  However, if you hold both covered shares and noncovered shares, any shares sold will be presumed to come first from the covered shares unless you can identify the source of such sold shares and you can show that the same form of identification is used for all related purposes (such as tax reporting and disclosure requirements).

“Equity securities” are defined broadly to include options and other derivatives.  In addition, the trading prohibition extends to any equity securities in which you have a direct or indirect pecuniary interest, which include, for example, shares held (i) by immediate family members sharing your household, (ii) in trust, or (iii) by controlled partnerships or corporations.

The following are a few examples of transactions in which you may not engage during the blackout period: (i) exercising stock options granted in connection with your services provided as a director or executive officer; (ii) selling SCANA common stock acquired by exercising options; and (iii) selling SCANA common stock originally received as a restricted or performance-based stock unit grant or upon the vesting of a restricted or performance-based stock unit grant.

Certain transactions are specifically exempted from the prohibition on trading SCANA equity securities.  Examples of exempt transactions include: (1) acquisitions pursuant to certain dividend reinvestment plans; (2) any purchases or sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended; (3) awards of equity compensation pursuant to a plan that sets forth an objective formula for determining the amount, price and timing of awards; and (4) acquisitions or dispositions pursuant to a bona fide gift or transfer by will or the laws of descent and distribution.

If a director or executive officer engages in a transaction that violates these rules, he or she can be required to disgorge any profits from the transaction and will be subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.  Accordingly, we strongly recommend that you refrain from engaging in any transaction involving SCANA common stock or derivatives based on SCANA common stock during the blackout period.

If you have any questions concerning this notice or the blackout period, you should contact Byron W. Hinson, Manager - Retirement Plans and Payroll, at SCANA Corporation, 1426 Main Street, Columbia, South Carolina  29201 or by telephone at (803) 217-5352.